Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CLASS A COMMON STOCK

Chewy, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Class A common stock, par value $0.01 per share, of the Company.

The following description of the Class A common stock does not purport to be complete and is subject to the Company’s amended and restated certificate of incorporation and amended and restated bylaws and the provisions of applicable law. Copies of these documents have been filed as exhibits to the Company’s Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.

Authorized Capitalization

General

The Company’s authorized capital stock consists of 1,900,000,000 shares, all with a par value of $0.01 per share, of which:

•	1,500,000,000 shares are designated as Class A common stock (“Class A common stock”);
•	395,000,000 shares are designated as Class B common stock (“Class B common Stock”); and
•	5,000,000 shares are designated as preferred stock (“preferred stock”).
The Company’s board of directors is authorized, without stockholder approval except as required by the listing standards of the New York Stock Exchange (“NYSE”), to issue additional shares of the Company’s capital stock.
The Company's board of directors is expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of preferred stock and the number of shares of such series, and as may be permitted by the General Corporation Law of the State of Delaware (“DGCL”). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of preferred stock, if any, may differ from those of any and all other series at any time outstanding.

Class A Common Stock and Class B Common Stock

Voting Rights

Holders of Class A common stock are entitled to one vote per share on any matter that is submitted to a vote of the Company’s stockholders. Holders of Class B common stock are entitled to ten votes per share on any matter that is submitted to a vote of the Company’s stockholders. Holders of shares of Class A common stock and Class B common stock vote together as a single class on any matter (including the election of directors) that is submitted to a vote of the Company’s stockholders, unless otherwise required by law or the Company’s amended and restated certificate of incorporation.

The Company’s amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Economic Rights

Except as otherwise expressly provided in the Company’s amended and restated certificate of incorporation, or as required by applicable law, all shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects for all matters, including those described below.

Dividends and Distributions. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by the Company, unless such different treatment is approved by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire Class B common stock).

Liquidation Rights. In the event of the Company’s liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless such different treatment is approved by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions and Combinations. If the Company subdivides or combines in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless such different treatment is approved by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

No Preemptive or Similar Rights

The Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder with the prior written consent of the Company into one share of Class A common stock. In addition, each share of Class B common stock, will convert automatically into one share of Class A common stock (i) upon the sale or transfer of such share of Class B common stock, except for certain transfers described in the Company’s amended and restated certificate of incorporation, including transfers to affiliates of the holder and another holder of Class B common stock, (ii) if the holder is not an affiliate of any of BC Partners LLP (“BC Partners”), La Caisse de dépôt et placement du Québec, GIC Private Limited, Longview Asset Management LLC or StepStone Group LP, (iii) on the final conversion date, defined as the first trading day on or after the date on which the outstanding shares of Class B common stock represent less than 7.5% of the then outstanding Class A and Class B common stock and (iv) upon the occurrence of an event, specified by the affirmative vote (or written consent) of the holders of a majority of the then-outstanding shares of Class B common stock, voting as a separate class. Once transferred and converted into Class A common stock, the Class B common stock may not be reissued.

Anti-Takeover Provisions

Removal of Directors

The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws provide that a director (other than a director elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of Class A common stock and Class B common stock entitled to vote thereon, voting as a single class; provided that after the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of Class A common stock and Class B common stock, any such director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of Class A common stock and Class B common stock entitled to vote thereon, voting as a single class. Any vacancy on the Company’s board of directors, including any vacancy resulting from an enlargement of the Company’s board of directors, may be filled by vote of a majority of the Company’s directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided that after the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of Class A common stock and Class B common stock, any vacancy on the Company’s board of directors, including a vacancy resulting from an enlargement of the Company’s board of directors, may be filled only by vote of a majority of the Company’s directors then in office even if less than a quorum, or by a sole remaining director (and not by the stockholders). In addition, the Company’s amended and restated certificate of incorporation provides for the Company’s board of directors to be divided into three classes with staggered three-year terms. Only one class of directors are elected at each annual meeting of the Company’s stockholders, with the other classes continuing for the remainder of their respective three-year terms.

The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Super-Majority Voting

The Company’s amended and restated bylaws may be amended, repealed, altered or rescinded by a majority vote of the Company’s board of directors without the assent or vote of the stockholders. In addition, before the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of Class A common stock and Class B common stock, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of Class A common stock and Class B common stock entitled to vote thereon, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind any provision of the Company’s amended and restated bylaws or to adopt any provision inconsistent therewith. After the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of Class A common stock and Class B common stock, in addition to any other vote otherwise required by the Company’s organizational documents and applicable law, the affirmative vote of at least 75% of the voting power of all the then-outstanding shares of Class A common stock and Class B common stock entitled to vote thereon, voting together as a single class, will be required for the stockholders of the Company to alter, amend, repeal or rescind any provision of the Company’s amended and restated bylaws or to adopt any provision inconsistent therewith. Additionally, after the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of Class A common stock and Class B common stock, the affirmative vote of at least 75% of the voting power of all the then-outstanding shares of Class A common stock and Class B common stock entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind certain specified provisions in Company’s amended and restated certificate of incorporation or to adopt any provision inconsistent with such provisions. This requirement of a supermajority vote to approve amendments to the Company’s amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of the Company’s stockholders to exercise veto power over any such amendments.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide for stockholder actions at a duly called meeting of stockholders or, before the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of the Class A common stock and Class B common stock, by written consent. The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the Company’s stockholders can only be called by the Company’s chairman of the board or the Company’s board of directors or, before the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of the Class A common stock and Class B common stock, at the request of holders of 50% or more of the combined voting power of the outstanding Class A common stock and Class B common stock.

In addition, the Company’s amended and restated bylaws include advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the Company’s secretary, of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Authorized But Unissued Shares

The authorized but unissued shares of the Company’s common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the business combination or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the applicable transaction commences (excluding voting stock owned by certain persons), or (3) the applicable transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Company’s amended and restated certificate of incorporation, the Company opted out of Section 203 of the DGCL and is therefore not subject to Section 203.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s amended and restated certificate of incorporation limits the liability of the Company’s directors for monetary damages for breach of fiduciary duty owed to the Company or its stockholders to the fullest extent permitted by the DGCL, and the Company’s amended and restated bylaws provides that the Company will indemnify the Company’s directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with the Company’s current directors and executive officers and expects to enter into similar agreements with any new directors or executive officers.

Exclusive Jurisdiction of Certain Actions

The Company’s amended and restated certificate of incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a breach of fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Company or any director or officer arising pursuant to any provision of the DGCL or the Company’s amended and restated certificate of incorporation or bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company or any director or officer governed by the internal affairs doctrine. In addition, the Company’s amended and restated certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Although the Company believes these provisions benefit the Company by providing increased consistency in the application of law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against the Company and the Company’s directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC). Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Stock Exchange

The Class A common stock is listed on the NYSE under the symbol “CHWY.”